Exhibit 10.1

March 23, 2007

Private and Confidential

Dear Tracy:

We are pleased with your decision to accept our offer, contingent upon approval by the Board of Directors, to join Hewitt Associates as Senior Vice President of Human Resources on May 7, 2007. This letter confirms the terms of our offer:

•   An annualized base salary of $385,000 on a regular, full-time, exempt basis with a performance and pay review in December of 2007, and annually thereafter assuming strong individual performance;

•   You will be eligible for a bonus target of 60% of your actual fiscal year base pay earnings. Any award payout will be based on your individual and financial results relative to goals established by you and your manager, and business financial goals. Bonus awards are based on contributions and results through our fiscal year end, September 30, 2007, and are currently planned to be paid in mid-December 2007. You must be employed by Hewitt on the payout date to be eligible to receive an award. We will guarantee your fiscal year 2007 payout at 100% of the above defined target;

•   An annual equity grant as defined under our Global Stock Plan consisting of 5,000 shares of performance-based Hewitt stock and 14,000 stock options. The payout of the performance-based shares will be based on the Company’s achievement of earnings per share, operating income, and revenue goals as established for other senior officers, and can range from 0% to 200% of the target grant amount. These shares would cliff vest 100% as of September 30, 2009. The stock options would vest 25% per year beginning on September 30, 2007 and annually thereafter for an additional three years. This grant would be subject to you accepting this offer of employment and approval by the Board of Directors;

•   A one-time sign-on equity grant of 10,000 Restricted Stock Units. These shares would vest 50% after two years (September 30, 2008) with the remaining 50% vesting as of September 30, 2009. This grant would be subject to you accepting this offer of employment and approval by the Board of Directors. In addition, you will receive a cash sign-on award of $50,000. Should you leave Hewitt of your own choice before 12 months of service, you will be required to repay a prorated amount of this bonus to Hewitt. For example, if you should leave at six months of employment, you would be asked to repay 50% or $25,000 of the sign-on bonus;

Ms. Tracy Keogh

March 23, 2007

•

You will be receiving Hewitt’s Relocation Policy. The benefits under this policy include no more than two pre-move, home-finding trips, packing, unpacking, and transportation of ordinary household goods; reasonable transportation, meals and lodging en route to your new location; 60 days of temporary housing; duplicate housing costs; family assistance; tax assistance; a supplemental allowance equal to one month’s pay, up to a maximum of $10,000; assistance in selling your home, with home buyout at 180 days; home sale loss protection; assistance in purchasing a new home;

•	Participation in our Executive Benefits Plan which consists of the following:

—	Twenty-seven days of vacation/personal time annually;

—	An additional five-week vacation splash after five years of service and every five years thereafter;

—	A voluntary Deferral Plan for base pay and annual incentive; and a Defined Contribution Restoration Plan which provides for the company retirement contribution and company 401(k) match above any qualified limits;

•

Participation in our Change-in-Control Executive Severance Program which is described in detail in the enclosed attachment. If separated from Hewitt for reasons other than cause or change-in-control, you would be eligible for severance of one times base pay plus target bonus and 12 months of health care continuation;

•	Participation in Hewitt Associates’ Financial Security Plans, including an annual company Retirement and Savings Plan contribution and a company 401(k) match; and

•	Eligibility for coverage under our comprehensive benefits programs described in the enclosed benefits booklet.

This role positions you as a leader in the company and a member of the Hewitt Leadership Group (HLG). As a member of the HLG, you will be subject to Hewitt’s stock ownership guidelines and will be required to abide by Hewitt’s non-compete agreement.

This offer is contingent upon Hewitt receiving completed and satisfactory background and reference checks, including our review of an investigative consumer report. In addition, this offer is contingent upon approval by the Board of Directors.

Enclosed is a copy of Hewitt’s Confidentiality Agreement for your review. Please call us if you have any questions about its meaning.

Ms. Tracy Keogh

March 23, 2007

We recognize that you retain the option, as does Hewitt, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Hewitt is at-will and neither this letter, nor any other oral or written representations may be considered a contract for any specific period of time.

If there is any additional information you need, please feel free to contact me.

Sincerely,

Hewitt Associates LLC

/s/ Russell P. Fradin
Russell P. Fradin

RPF:tmg

Enclosures

cc: Ms. Betsy L. Hagan, Hewitt Associates

Accepted by:	/s/ Tracy Keogh

Date:	April 2, 2007